Exhibit 99.2

I am very pleased to announce that H.I.G. Capital has signed an agreement to invest in our Company. H.I.G. Capital, a leading global private equity and alternative assets investment firm with $42 billion of equity capital under management, provides SMTC with a long-term partner with an extensive track record of supporting its portfolio companies with operational expertise, technology and financial management experience. SMTC’s leadership team and your contacts at SMTC are expected to remain in place and our operations and relationship will continue without disruption. Most importantly, we remain committed to continuing to provide you, our customer, with best-in-class, high-quality, innovative solutions and services.

More information about today’s announcement is available in today’s public press release which is available at https://www.smtc.com/news-media/press-releases.

Eddie Smith

President & CEO

SMTC Corporation

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